Exhibit 99.01

Investor Contact: Ken Tinsley Opsware Inc. 408-212-5241 ktinsley@opsware.com	Press Contact: Mike Moeller Opsware Inc. 408-212-7537 mike@opsware.com

OPSWARE INC. REPORTS FIRST QUARTER RESULTS

Company On Track To Generate Positive Cash Flow In Second Quarter

SUNNYVALE, Calif., June 3, 2003 — Opsware Inc. (NASDAQ:OPSW), the leading provider of data center automation (DCA) software, today reported results for its first quarter ended April 30, 2003.

The company reported net revenue of $2.5 million and a net loss of $3.9 million, or $(0.05) per share for the quarter ended April 30, 2003. Net loss improved from $30.4 million or $(0.46) per share in the same quarter last year. The company ended the period with cash resources, including restricted cash, of approximately $62 million.

“We’re pleased with the results and momentum from our second full quarter as an enterprise software company and are on track to generate positive cash flow this quarter. Additionally, we made excellent progress establishing Opsware as the leading brand in the data center automation software category with major customer wins, including the largest customer contract in the history of the company (excluding EDS), and our recently announced alliance with Hewlett Packard,” said Ben Horowitz, president and CEO of Opsware Inc. “We are helping large enterprises and government agencies lower costs and improve quality in their IT operations and are pleased with how the market for our software is developing.”

The company will provide forward looking guidance related to its business and financial condition on the conference call referenced below.

About the Conference Call

Opsware will host a conference call on Tuesday, June 3, 2003 beginning at 2:00 p.m. PT to detail today’s announcement. Interested parties may access the conference call by dialing (913) 981-5517. A live audio version and replay of the conference call will be available on the Investor Relations section of Opsware’s web site at http://investor.opsware.com.

About Opsware Inc. (NASDAQ:OPSW)

Opsware Inc, formerly Loudcloud, is the leading provider of data center automation software, offering a complete solution for enterprises, government agencies and service providers looking to reduce costs and increase IT efficiencies. The Opsware System uniquely combines process automation with built in operations knowledge on numerous technologies. The Opsware System was the foundation of Loudcloud’s software-powered managed services business and has been proven to lower costs, accelerate change and increase service quality. For more information on Opsware Inc., please visit our Web site at www.opsware.com.

This press release contains forward-looking statements regarding our ability to generate positive cash flow and the anticipated timing of our achievement of such positive cash flow, customer activities and market opportunity. These statements are subject to risks and uncertainties that could cause actual results to differ materially from these statements, including the risk that the assumptions underlying our current business strategy may change, that our experience operating as a software company is limited, that there is unproven demand for our Opsware automation software, that we may not release our software products on time and that these products may not perform as described or as hoped, that we may not be able to settle obligations or manage our cash as anticipated, and that future revenue from sales of Opsware automation software is uncertain. More information about these and other factors that could affect our business and financial results is included in our Form 10-K filed with the SEC on May 1, 2003 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Forms 10-Q and 8-K that we file during the fiscal year.

Opsware and Loudcloud are service marks and trademarks of Opsware Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

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OPSWARE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2003	January 31, 2003
	(unaudited)	(A)
ASSETS
Current assets:
Cash and cash equivalents	$57,933	$63,162
Accounts receivable, net	3,012	—
Prepaid expenses and other current assets	2,646	2,094

Total current assets	63,591	65,256
Property and equipment, net	5,087	5,550
Restricted cash	3,821	3,821
Other assets	1,358	1,252

Total assets	$73,857	$75,879

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$464	$493
Accrued data center facility costs	7,843	7,843
Other accrued liabilities	7,875	8,949
Advances from customers	1,241	2,539
Deferred revenue, current portion	2,113	—
Accrued restructuring costs, current portion	2,452	2,011
Capital lease obligations, current portion	47	43

Total current liabilities	22,035	21,878
Capital lease obligations, net of current portion	8	23
Deferred revenue, net of current portion	963	—
Accrued restructuring costs, net of current portion	7,901	7,840

Commitments and contingencies

Stockholders’ equity:
Common stock	79	79
Additional paid-in capital	501,308	500,976
Notes receivable from stockholders	(741)	(793)
Deferred stock compensation	(997)	(1,665)
Accumulated deficit	(456,734)	(452,863)
Accumulated other comprehensive income	35	404

Total stockholders’ equity	42,950	46,138

Total liabilities and stockholders’ equity	$73,857	$75,879

(A)	The balance sheet at January 31, 2003 has been derived from the audited consolidated financial statements at that date, but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.

OPSWARE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended April 30,
	2003	2002
Net revenues	$2,541	$17,438

Cost of revenues*	943	25,267
Research and development*	2,184	3,926
Sales and marketing*	2,009	6,615
General and administrative*	2,149	4,108
Restructuring costs, net	846	—
Amortization of deferred stock compensation	58	5,936

Total costs and expenses	8,189	45,852
Loss from operations	(5,648)	(28,414)

Interest and other income (expense), net	1,777	(1,966)

Net loss	$(3,871)	$(30,380)

Basic and diluted net loss per share	$(0.05)	$(0.46)

Shares used in computing basic and diluted net loss per share	74,308	66,487

* Excludes amortization (reversal) of deferred stock compensation of the following (1):
Cost of revenues	$55	$1,848
Research and development	105	1,255
Sales and marketing	57	779
General and administrative	(159)	2,054

Total amortization (reversal) of deferred stock compensation	$58	$5,936

(1)	Given the noncash nature of the expense, we believe presenting amortization (reversal) of deferred stock compensation in a separate line item more accurately reflects the results of our individual operating categories.